                                    AUTOMATIC

                          ANNUITY REINSURANCE AGREEMENT

                                     (No. )

                                     Between

                         THE TRAVELERS INSURANCE COMPANY

                                       of

                              Hartford, Connecticut

                         (referred to as the Reinsured)

                                       and

                        COLOGNE LIFE REINSURANCE COMPANY

                                       of

                              Stamford, Connecticut

                         (referred to as the Reinsurer)

                            EFFECTIVE OCTOBER 1, 1994

                                TABLE OF CONTENTS


            ARTICLE                                          PAGE No.
            -------                                         --------
    I   AUTOMATIC REINSURANCE                                      1
   II   LIABILITY                                                  1
  III   REINSURANCE PREMIUMS                                       2
   IV   CLAIMS                                                     2
    V   REPORTING & SETTLEMENT                                     2
   VI   GENERAL PROVISIONS                                         3
  VII   INSOLVENCY OF THE REINSURED                                4
 VIII   REGULATORY COMPLIANCE                                      5
   IX   DURATION OF AGREEMENT                                      5
    X   ARBITRATION                                                6
   XI   DAC TAX - SECTION 1.848-2(g)(8) ELECTION                   7
  XII   ENTIRE AGREEMENT                                           7
 XIII   OFFSET                                                     8
  XIX   EXECUTION                                                  9

SCHEDULE A - BUSINESS REINSURED                                   10
SCHEDULE B - MONTHLY REPORTING                                    11
SCHEDULE C - ADDITIONAL MONTHLY REPORTING                         12
SCHEDULE D - QUARTERLY REPORTING                                  13
SCHEDULE E - ANNUAL REPORTING                                     14
SCHEDULE F - FUNDS OR ACCOUNTS                                    15

THE REINSURED AND THE REINSURER MUTUALLY AGREE TO REINSURE ON THE TERMS AND CONDITIONS SET OUT BELOW.

                                    ARTICLE I
                              AUTOMATIC REINSURANCE

1. Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance a 25% quota share of the Mortality Net Amount at Risk as defined in Article V, generated prior to annuitization, on the policies written by the Reinsured on the contract forms shown in Schedule A, and as may be amended for required state variations.

2. Coverages. The policies reinsured in Schedule A are Flexible Premium Deferred Variable Annuity policies.

3. Accounts. Contract Values will initially be invested in the Accounts listed in Schedule F. The Reinsured may amend, substitute, add, or delete separate accounts or underlying funds to the contracts as described in the contract general provisions. No such change will be made by the Reinsured without prior notification to the Reinsurer and without prior approval by the Securities and Exchange Commission as required by law.

                                   ARTICLE II
                                    LIABILITY

1. The Reinsurer's liability for reinsurance under this Agreement will begin simultaneously with the Reinsured's liability. The Reinsurer's liability for reinsurance will terminate when the Reinsured's liability terminates.

2. The liability of the Reinsurer shall be settled and paid to the Reinsured monthly on the basis of the monthly reports prepared by the Reinsured in the form of Schedule B.

3. This is an agreement solely between the Reinsured and the Reinsurer. There will be no legal relationship between the Reinsurer and any person having an interest of any kind in the Reinsured's insurance.

                                   ARTICLE III
                              REINSURANCE PREMIUMS

1. The daily reinsurance premiums shall be equal to the sum of the day-end account values of the annuities reinsured hereunder multiplied by the quota share applicable to that contract and further multiplied by one of the following daily reinsurance rate factors, depending on the Block reinsured:


                     Block A        Block B
Treaty Year          Rate Factor    Rate Factor
------------------   ------------   -----------
10/1/94-9/30/95      .0006/365      .00035/365
10/1/95-9/30/96      .0006/365      .00043/365
10/1/96-9/30/97      .0006/365      .00050/365
10/1/97-9/30/98      .0006/365      .00056/365
10/1/98 & later      .0006/365      .00060/365

2. The sum of the day end account values may be estimated for the purposes of computing reinsurance premiums using a method mutually acceptable to the Reinsured and the Reinsurer.

3. The daily reinsurance premiums will be accumulated without interest and paid monthly to the Reinsurer in accordance with Article V.

                                   ARTICLE IV
                                     CLAIMS

1. All reinsurance claim settlements are subject to the terms and conditions of the particular contract under which the Reinsured is liable.

2. At the time of claim, the amount payable by the Reinsurer will be the Mortality Net Amount at Risk, defined to be the difference between the death benefit payable by the Reinsured and the cash surrender value for the policy.

3. Payment of reinsurance proceeds will be made in a single sum regardless of the Reinsured's mode of settlement.

                                    ARTICLE V
                             REPORTING & SETTLEMENT

1. The Reinsured will provide the Reinsurer with information necessary to properly account for the business reinsured, as specified in this section.

2. Not later than thirty (30) days after the end of each month, the Reinsured will submit reports substantially in accord with Schedules B and C. The Reinsured will submit a report substantially in accord with Schedule D no less frequently than quarterly on a schedule acceptable to both parties. From time to time as necessary, the Reinsured will submit a report substantially in accord with Schedule E. The Reinsured agrees to provide or make available to the Reinsurer such documentation as may be necessary to support the items reported.

3. Payment of any amount due to be paid by the Reinsurer or the Reinsured shall be determined on a net basis. If the net balance is due the Reinsurer, the amount should be remitted with the monthly reports. If the net balance is due the Reinsured, it shall be paid within two weeks after receipt of the monthly reports.

                                   ARTICLE VI
                               GENERAL PROVISIONS

1. Reinsurance Conditions. The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Reinsured on which the reinsurance is based.

2. Expenses. In no event will the Reinsurer have any liability for any extra-contractual damages which are rendered against the Reinsured as a result of acts, omissions or course of conduct committed by the Reinsured in connection with the annuity contracts reinsured under this Agreement.

3. Oversights. If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occured. Interest at a rate to be determined annually will be payable on any amounts due to either party as a result of the oversight or misunderstanding.

4. Inspection. At any reasonable time, the Reinsurer may inspect at the Reinsured's Home Office the original papers and any and all other books or documents relating to or affecting reinsurance under this Agreement.

      It is agreed by the Reinsurer that any information that is made available for inspection under this section of the Agreement shall be kept confidential and under no circumstances may this information be disclosed to, or made available for inspection by, any third party without the prior consent of the Reinsured.

5. Assignment or transfer. In no event shall either the Reinsured or the Reinsurer assign any of its rights, duties or obligations under this Agreement without the prior written approval of the other party. Such approval shall not unreasonably be withheld.

      In no event shall either the Reinsured or the Reinsurer transfer either the policies reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval shall not unreasonably be withheld. This provision is not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with the applicable federal law and the laws of the State of Connecticut.

7. Premium Taxes. The Reinsurer will not be liable for premium taxes on direct annuity premiums received by the Reinsured.

                                   ARTICLE VII
                           INSOLVENCY OF THE REINSURED

1. The reinsurance amount due, when such amount is ascertained, shall be payable upon demand by the Reinsured at the same time as the Reinsured shall pay its net retained portion of such an obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Reinsured under the Policies without diminution because of the insolvency of the Reinsured. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of the Reinsured, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, with reasonable provisions for verification, on the basis of claims allowed against the Reinsured by any court of competent jurisdiction or by a conservator, liquidator or statutory successor of the Reinsured having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor had failed to pay all or a portion of any claims.

2. The Reinsured's conservator, liquidator, or statutory successor shall give the Reinsurer written notice of the pendency of a claim against the Reinsured indicating the Policy, within a reasonable time after such claim is filed. The Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Reinsured, or its conservator, liquidator or statutory successor.

3. Any expense incurred by the Reinsurer pursuant to paragraph 2, above, shall be payable subject to court approval out of the estate of the Reinsured as part of the expense of conservation or liquidation to the extent of the Reinsurer's portion of the benefit which may accrue to the Reinsured in conservation or liquidation, solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Reinsured.

                                  ARTICLE VIII
                              REGULATORY COMPLIANCE

1. The Reinsurer agrees to maintain licenses, provide any required security, establish reserves, and to comply with other regulations to the extent necessary for the Reinsured to receive statutory reserve credit in all jurisdictions in which the company is licensed on the Effective Date of the Agreement for the reinsurance ceded under this Agreement.

2. Reinsurer Warranty. The reinsurer warrants that it will hold reserves beginning 12/31/94 and continuing throughout the term of this reinsurance agreement on all reinsurance assumed from the Reinsured or any other insurer to cover variable annuity death benefit guarantees. Such reserves shall be at least equal to an amount calculated on a basis acceptable to the Connecticut Insurance Department.

                                   ARTICLE IX
                              DURATION OF AGREEMENT

1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

2. The Reinsured may reduce the reinsurance quota share ceded on new business to any amount at its option from the percentage specified in Article I, at any time the total Contract Values on the portion of the business ceded to the Reinsurer exceeds 1 billion dollars.

3. Any time on or after the tenth anniversary of this Agreement, the Reinsured may, upon 90 days written notice, elect to cancel the reinsurance in force under the Agreement. Such recapture will take place over a five year period and occur for each contract as it reaches a quinquennial anniversary.

4. The Reinsured may cancel this Agreement for new business and cancel the inforce reinsurance previously ceded under this Agreement upon the occurrence of either of the following events:

            (a) The statutory capital and surplus of the Reinsurer falls below the NAIC Authorized Control Level Risk Based Capital; or

            (b) The Reinsured loses reserve credit in a jurisdiction in which it was licensed on the effective date of this Agreement and the Reinsured and the Reinsurer have not been able to correct the loss of reserve credit within ninety (90) days after receiving notice of the loss.

5. Upon one hundred eighty (180) days written notice, either the Reinsured or the Reinsurer may cancel this Agreement for new business any time on or after the fifth anniversary of this Agreement.

                                    ARTICLE X
                                   ARBITRATION

1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2. If the two arbitrators fail to agree on the selection of a third arbitrator within sixty (60) days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

                                   ARTICLE XI
                     DAC TAX-SECTION 1.848-2(g)(8) ELECTION

1. The term "party" will refer to either the Reinsured or the Reinsurer as appropriate.

2.    The terms used in this Article are defined by reference to Regulation
      Section 1.848-2 in effect December 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or is otherwise required by the Internal Revenue Service.

5. The Reinsured will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsured stating that the Reinsured will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within thirty days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer will report the net consideration as determined by the Reinsured in the reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Reinsured's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                   ARTICLE XII
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

                                  ARTICLE XIII
                                     OFFSET

1. The Reinsured and the Reinsurer shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

                                   ARTICLE XIX
                                    EXECUTION

In witness of the above, this Agreement is signed in duplicate at the dates and places indicated and shall be effective as of October 1, 1994.


THE TRAVELERS INSURANCE       COLOGNE LIFE REINSURANCE
COMPANY                       COMPANY

At Hartford, Connecticut,     At Stamford, Connecticut,

On December 28,1994           On December 29,1994

BY:  /s/ [ILLEGIBLE]          BY: /s/ [ILLEGIBLE]
     ----------------------       --------------------
     Title: Vice President        Title: Vice President

BY:  /s/ [ILLEGIBLE]          BY: /s/[ILLEGIBLE]
     ----------------------       --------------------
     Title: [ILLEGIBLE]           Title: AVP

                                   SCHEDULE A
                               BUSINESS REINSURED

1. The insureds must purchase contracts from the Reinsured consistent with its normal procedures and practices, and be residents at issue of the United States, Bahamas, British Virgin Islands, Guam, Puerto Rico, or U.S. Virgin Islands.

2. The business reinsured consists of Block A and Block B (excluding Unallocated group accounts with no death benefit guarantee) as follows:

      Block A

      Variable Annuity Contracts sold under the Universal Annuity program and issued on or after July 1, 1994, during the accumulation phase (prior to annuitization).

      Block B

      Variable Annuity Contracts sold under the Universal Annuity program and inforce as of June 30, 1994, during the accumulation phase (prior to annuitization).

      Universal Annuity Policy Forms

      Individual    LVA-10FPU-A    plus state variations
      Group         LVA-FPG(u)     plus state variations

      with the following death benefit endorsements, where approved:

      Individual    1) L-13866     2) L-12861
      Group         1) L-13869     2) L-12862

3. If the Reinsured replaces this annuity within five years with another annuity that has a different guaranteed death benefit, the Reinsurer reserves the right of first refusal on the reinsurance for that annuity, provided the Account Values reinsured at such time are less than 1.0 billion dollars.

                                   SCHEDULE B
                                MONTHLY REPORTING

1.    Premiums due the Reinsurer

2.    Claims Payable by the Reinsurer

3.    Current Account Value by fund and split by issue ages 0-64 and 65 +.

                                   SCHEDULE C
                          ADDITIONAL MONTHLY REPORTING

1.    Annualized unit return on each fund

2.    Direct premium received by the Reinsured

3.    Listing of contracts with account values in excess of $2 million.

                                   SCHEDULE D
                              QUARTERLY REPORTING

1.    Current account value split by fund, sex and attained age

2.    Cash Surrender value split by attained age.

                                   SCHEDULE E
                                ANNUAL REPORTING

1. Notification of any change in fund structure, e.g., addition or deletion of fund, change in investment policy or investment manager, etc, that would require a change to the Prospectus.

2. A schedule of outstanding guaranteed death benefit values and net amounts at risk.

                                   SCHEDULE F

a. The Travelers Growth and Income Stock Account for Variable Annuities (Account GIS)

b.    The Travelers Quality Bond Account for Variable Annuities (Account QB)

c.    The Travelers Money Market Account for Variable Annuities (Account MM)

d. The Travelers Timed Growth and Income Stock Account for Variable Annuities (Account TGIS)

e. The Travelers Timed Short-Term Bond Account for Variable Annuities (Account TSB)

f. The Travelers Timed Aggressive Stock Account for Variable Annuities (Account TAS)

g.    The Travelers Timed Bond Account for Variable Annuities (Account TAS)

h. The Travelers Fund U for Variable Annuities (Fund U), consisting of the following underlying funds:


      Capital Appreciation Fund                       Fidelity's High Income Portfolio
      High Yield Bond Trust                           Fidelity's Equity-Income Portfolio
      Managed Assets Trust                            Fidelity's Growth Portfolio
      U.S. Government Securities Portfolio            Fidelity's Asset Manager Portfolio
      Social Awareness Stock Portfolio                American Odyssey International Equity Fund
      Utilities Portfolio                             American Odyssey Emerging Opportunities Fund
      Templeton Bond Fund                             American Odyssey Core Equity Fund
      Templeton Stock Fund                            American Odyssey Long-Term Bond Fund
      Templeton Asset Allocation Fund                 American Odyssey Intermediate-Term Bond Fund
      Dreyfus Stock Index Fund                        American Odyssey Short-Term Bond Fund
      Smith Barney Income & Growth Portfolio          Alliance Growth Portfolio
      Smith Barney International Equity Portfolio     Putnam Diversified Income Portfolio
      GT Global Strategic Income Portfolio            Smith Barney High Income Portfolio
      MFS Total Return Portfolio


                                  LEGAL NOTICE

                                TREATY: T031-103

                                    BETWEEN

                         THE TRAVELERS INSURANCE COMPANY
                              HARTFORD, CONNECTICUT
                  (HEREINAFTER REFERRED TO AS THE "REINSURED")

                                       AND

                      GENERAL & COLOGNE LIFE RE OF AMERICA
                              STAMFORD, CONNECTICUT
              (FORMERLY KNOWN AS COLOGNE LIFE REINSURANCE COMPANY)
                  (HEREINAFTER REFERRED TO AS THE "REINSURER")

                                  AMENDMENT ONE
                                  -------------

      IT IS AGREED BY THE TWO COMPANIES AS FOLLOWS:

      1. WHEREAS, on August 16, 1999 The Cologne Life Re changed it's name to General & Cologne Life Re of America.

      2. NOW, THEREFORE, this agreement is deemed to be between The Travelers Insurance Company and General & Cologne Life Re of America.

      3. In accordance with Article IX of the agreement, the reinsurer, having provided notice of termination, hereby terminates the agreement as to new business effective October 1, 1999. Reinsurance in force hereunder will continue to be governed by all other terms and conditions of this agreement until the termination or expiry of each reinsurance cession.

      IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED IN DUPLICATE ON THE DATES INDICATED BELOW, WITH AN EFFECTIVE DATE
      OF: OCTOBER 1,1999.

      THE TRAVELERS INSURANCE COMPANY    GENERAL & COLOGNE LIFE RE OF AMERICA
      (REINSURED)                        (REINSURER)

      By:     /s/ [ILLEGIBLE]            By:    /s/ [ILLEGIBLE]
              ------------------------          -------------------------------

      Name:   [ILLEGIBLE]                Name:  James M. Greenwood
              ------------------------          -------------------------------

      Title:  [ILLEGIBLE]                Title: Vice President
              ------------------------          -------------------------------

      Date:    2/3/2000                  Date:  February 7, 2000

      Attest: [ILLEGIBLE]                Attest: [ILLEGIBLE]
              ------------------------           -------------------------------

[THE COLOGNE LIFE RE GRAPHIC]                                          [GRAPHIC]

Cologne Life Reinsurance Company                           James M. Greenwood
30 Oak Street                                              Vice President
Stamford, CT 06905                                         Financial Reinsurance
Tel. (203) 356-4934
Fax  (203) 356-4995
Internet: jgreenwo@colognerc. com

Via Facsimile 860/277-3092 and Certified Mail

March 31,1999

Mike Foland
Actuary
Travelers Life and Annuity
1 Tower Square
Hartford, CT 06183

Re: Notice of Termination of Variable Annuity Guaranteed Death Benefit Reinsurance Treaty Between Travelers Life Insurance Company and Cologne Life Reinsurance Company dated October, 1994, Cologne reference number T031 -103 - Deal 2474 (the "Treaty" as amended).

Dear Mike:

This letter is Cologne's notice of termination of the Treaty effective as of its 5(th) anniversary, October 1, 1999. In accordance with the termination provision of the Treaty, Cologne will not reinsure new business issues on and after October 1,1999. This notice is being sent 180 days in advance of the 5(th) anniversary date as required by Article IX, Section 5 of the Treaty.

If you are interested, Cologne would be willing to review other reinsurance options. The contact at Cologne is Joel Prough, Second Vice President, Market Development at 203/356-4033.

Please call me to discuss any questions you may have.

Best regards,

    -s- Joel Prough
    -----------------------
c:  Joel Prough
    Anne Klein
    Art Garrison

                                   [GENERAL & COLOGNE GRAPHIC]